Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and between Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and David Apelian, MD, Ph.D. (the “Executive”). The Agreement shall take effect as of the later of the dates set forth in the signature page below (the “Effective Date”). Until the Effective Date, the Executive’s May 6, 2013 Employment Agreement with the Company (the “Initial Agreement”) will remain in force and effect and continue to govern the Executive’s employment with the Company.

WHEREAS, the Company and the Executive desire to amend and restate the Initial Agreement by entering into this Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree to be bound, as of the Effective Date, as follows:

1. Term of Employment. Subject to the terms and conditions of this Agreement, and provided that the Executive remains employed by the Company as of the Effective Date, the Company agrees to continue to employ the Executive, and the Executive hereby accepts continued employment with the Company, for the period commencing on the Effective Date and ending on December 31, 2017, unless earlier terminated pursuant to the provisions of Section 5 or extended pursuant to the provisions herein (such period, the “Employment Period”). On January 1, 2018, and on each yearly anniversary of such date thereafter, this Agreement shall automatically renew for successive one-year periods unless, at least six (6) months prior to the applicable expiration date, either party has notified the other party that the Agreement shall not so renew.

2. Title; Capacity. During the Employment Period, the Executive shall continue to serve as Executive Vice President and Chief Medical Officer. The Executive shall be based at the Company’s headquarters in New Haven, Connecticut, or such place or places in the continental United States as the Board of Directors of the Company (the “Board”) shall determine. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Company’s Chief Executive Officer (“CEO”) and the Board.

The Executive hereby accepts such continued employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the CEO or the Board shall from time to time reasonably assign to the Executive. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Executive will be eligible to participate in the Company’s performance review process.

3. Compensation and Benefits.

3.1 Salary. The Company shall continue to pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, a base salary at the biweekly rate of $19,233.27 (which if annualized equals $500,065) (the “Base Salary”). Such Base Salary may be increased in the sole discretion of the Board.

3.2 Performance Bonus. Following the end of each fiscal year and subject to the approval of the Board, the Executive shall be eligible to receive a discretionary retention and performance bonus (the “Performance Bonus”). The target amount of such Performance Bonus will be 40% of the Executive’s Base Salary for the applicable fiscal year (the “Target Bonus”), based on the Company’s achievement of its performance goals for the applicable fiscal year and the Executive’s achievement of his performance goals for the applicable fiscal year, both as determined by the Board in its sole discretion. The Executive’s individual performance goals for each fiscal year will be established by the CEO and the Board on an annual basis in consultation with the Executive. The Executive must be an active employee of the Company on the date any Performance Bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company.

3.3 Fringe Benefits. The Executive shall continue to be entitled to participate in all benefit programs that the Company establishes and makes available to its Executives, to the extent that the Executive is eligible under the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion. The Executive shall be entitled to 20 days of paid time off (“PTO”) per calendar year, until and unless the Executive has been employed by the Company for at least five years, in which event the Executive shall be entitled to 25 days of PTO each calendar year. PTO shall be subject to the accrual, use, and carryover provisions set forth in the Company’s vacation policy.

3.4 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties and responsibilities under this Agreement, in accordance with the policies and procedures, and subject to the limitations, adopted by the Company from time to time.

3.5 Commuting Assistance. The Company agrees to pay the Executive $17,400 each year in which he commutes between New Jersey and Connecticut (the “Commuting Compensation”). The Commuting Compensation shall be paid in two equal installments (one in January and one in July) (each, a “Commuting Compensation Installment”), for the purpose of covering expenses incurred by the Executive in commuting between New Jersey and Connecticut, including travel expenses, temporary housing expenses near the Company’s Connecticut office, and meal expenses. At the time each Commuting Compensation Installment is paid to the Executive, the Company shall also pay to the Executive an amount such that the after-tax amount actually received by the Executive is equal to the gross amount of the Commuting Compensation Installment paid on such date.

3.6 Withholding. All compensation payable to the Executive shall be subject to applicable taxes and withholding.

4. Equity Acceleration in Connection with Change in Control. If a Change in Control Date occurs during the Employment Period, then, effective upon the Change in Control Date, (a) the vesting schedule of each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall be accelerated in part so that the option shall become exercisable, as of immediately prior to the Change in Control, for an additional number of shares equal to 50% of the original number of shares of Common Stock subject to the option with the remaining unvested shares subject to such option continuing to vest, subject to satisfaction of the vesting conditions, with respect to the same number of shares as would have become vested on each vesting date under the original remaining vesting schedule set forth in the applicable option agreement, but with the remaining length of the vesting schedule shortened accordingly; and (b) unvested shares or units, if any, with respect to each outstanding restricted stock or stock unit award held by the Executive shall become accelerated in part so that the number of unvested shares or units shall, as of immediately prior to the Change in Control, be reduced by the number of shares or units equal to 50% of the original number of shares or units subject to such restricted stock or stock unit award with the remaining unvested shares or units continuing to vest, subject to satisfaction of the vesting conditions, with respect to the same number of shares or units as would have become vested on each vesting date under the original remaining schedule set forth in the applicable restricted stock or stock unit award agreement, but with the remaining length of the vesting schedule shortened accordingly; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration of distribution would trigger taxation under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986 and the guidance issued thereunder (“Section 409A” of the “Code”). For the avoidance of doubt, the equity acceleration upon a Change in Control provided for in this Section 4 shall be in lieu of, and not in addition to, any equity acceleration provided for in any applicable equity award agreement in connection with a Change in Control (a “CIC Duplicative Provision”). The Executive agrees that any CIC Duplicative Provision is hereby deleted and of no further force or effect.

5. Termination of Employment Period. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

5.1 Expiration of the Employment Period by notice of non-renewal in accordance with Section 1;

5.2 At the election of the Company for Cause, immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based;

5.3 At the election of the Executive for Good Reason (as defined below), pursuant to the provisions set forth below;

5.4 Upon the death or Disability (as defined below) of the Executive;

5.5 At the election of the Company without Cause, upon not less than fifteen (15) days’ prior written notice of termination; or

5.6 At the election of the Executive without Good Reason, upon not less than fifteen (15) days’ prior written notice of termination.

6. Effect of Termination.

6.1 Termination by the Company Without Cause or by the Executive for Good Reason Within 12 Months Following a Change in Control. If, within 12 months following a Change in Control Date, either the Executive’s employment is terminated by the Company without Cause (other than due to his Disability or death) or the Executive resigns for Good Reason (a “Change in Control Termination”), then, following the Executive’s date of termination (the “Date of Termination”) and subject to the conditions of Section 7 and in accordance with the timing and payment terms set forth in Section 7:

(a) the Company shall, for a period of 12 months beginning on the Payment Commencement Date, continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his then current Base Salary as severance;

(b) if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 12th month after the Date of Termination, and (y) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply;

(c) the Executive will receive, in a lump sum on the Payment Commencement Date, the Target Bonus for the fiscal year in which his Date of Termination occurs;

(d) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full; and

(e) each restricted stock or stock unit award held by the Executive shall be deemed to be fully vested and free from repurchase and forfeiture provisions, and, to the extent applicable, will no longer be subject to a right of repurchase by or forfeiture to the Company; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration of distribution would trigger taxation under Section 409A of the Code.

6.2 Termination by the Company Without Cause or by the Executive for Good Reason Prior to, or More than 12 Months Following, a Change in Control. If, prior to a Change in Control Date or more than 12 months following a Change in Control Date, either the Executive’s employment is terminated by the Company without Cause (other than for Disability or death) or the Executive resigns for Good Reason (a “Non-Change in Control Termination”), then, following the Date of Termination and subject to the conditions of Section 7 and in accordance with the payment terms set forth in Section 7:

(a) the Company shall, for a period of 12 months beginning on the Payment Commencement Date, continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his then current Base Salary as severance;

(b) if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 12th month after the Date of Termination, and (y) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply;

(c) the Executive will receive a pro-rated Target Bonus for the fiscal year in which his Date of Termination occurs, calculated by multiplying the Target Bonus for such year by a fraction, the numerator of which is the number of days the Executive was employed by the Company in such year and the denominator of which is 365, paid in a lump sum on the Payment Commencement Date;

(d) the vesting schedule of each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall be accelerated in part so that the option shall become exercisable for an additional number of shares equal to 25% of the original number of shares of Common Stock subject to the option; and

(e) unvested shares, or units, if any, with respect to each restricted stock or stock unit award held by the Executive shall become vested such that the number of unvested shares or units shall be reduced by 25% of the original number of shares or units subject to such restricted stock or stock unit award; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration of distribution would trigger taxation under Section 409A of the Code.

For the avoidance of doubt, the equity acceleration upon a termination of the Executive by the Company without Cause or by the Executive for Good Reason prior to, or more than twelve months following, a Change in Control provided for in Sections 6.2(d) and (e) shall be in lieu of, and not in addition to, any equity acceleration provided for in any applicable equity award agreement in connection with such a termination (a “Non-CIC Duplicative Acceleration Provision”). The Executive agrees that any Non-CIC Duplicative Acceleration Provision is hereby deleted and of no further force or effect.

6.3 Termination by the Company for Cause, by the Executive Without Good Reason, or Due to Death or Disability. If the Company terminates the Executive’s employment for Cause or the Executive resigns without Good Reason, or if the Executive’s employment terminates due to his death or Disability, then the Company’s obligations under this Agreement shall immediately cease and the Executive shall be entitled to only the Base Salary that has accrued and to which the Executive is entitled as of the Date of Termination. The Executive shall not be entitled to any other compensation or consideration, including any Performance Bonus not yet paid, that the Executive may have received had the Employment Period not ended. For the avoidance of doubt, termination of this Agreement by notice of non-renewal by the Executive will be treated as a termination by the Executive without Good Reason.

6.4 Termination Prior to or More Than 12 Months Following a Change in Control Due to Expiration of the Employment Period by Notice of Non-Renewal. If (a) this Agreement and the employment of the Executive terminate due to expiration of the Employment Period by notice of non-renewal by the Company, and (b) the Date of Termination occurs prior to a Change in Control Date or more than 12 months following a Change in Control Date, and provided that the Executive would otherwise have been willing and able to continue his employment under the terms of this Agreement but for the Company’s decision not to renew, then such termination will be treated as a Non-Change in Control Termination.

6.5 Termination Within 12 Months Following a Change in Control Due to Expiration of the Employment Period by Notice of Non-Renewal. If (a) this Agreement and the employment of the Executive terminate due to expiration of the Employment Period by notice of non-renewal by the Company, and (b) the Date of Termination occurs within 12 months following a Change in Control Date, and provided that the Executive would otherwise have been willing and able to continue his employment under the terms of this Agreement but for the Company’s decision not to renew, then such termination will be treated as a Change in Control Termination.

7. Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 6.1, 6.2, 6.4, or 6.5 is conditioned upon the Executive signing and delivering to the Company a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Executive Release”), which Executive Release must become irrevocable within sixty (60) days following the Date of Termination (or such shorter period as the Company may provide, which shall not be less than 30 days following the Date of Termination). The Company shall commence or make, as applicable, the payments under Section 6.1, 6.2, 6.4, or 6.5 on the first payroll period following the date the Executive Release becomes irrevocable (such date, the “Payment Commencement Date”); provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the Payment Commencement Date shall be the first payroll period of such later calendar year; and provided further that the payment of any amounts pursuant to Section 6.1, 6.2, 6.4, or 6.5 shall be subject to the terms and conditions set forth in Exhibit A.

8. Termination Obligations.

8.1 Return of Company’s Property. The Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, and equipment furnished to or prepared by the Executive in the course of or incident to the Executive’s employment, belong to the Company and shall be promptly returned to the Company upon termination of the Executive’s employment or earlier request by the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information or confidential information of the Company.

8.2 Cooperation. Following any separation from employment or notice thereof, the Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other executives of the Company. The Executive shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to the Executive’s acts or omissions while employed by the Company.

9. Section 280G.

9.1 Notwithstanding any other provision of this Agreement, except as set forth in Section 9.2, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Code Section 280G(b)(1)) for the Executive. For purposes of this Section 9, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

9.2 Notwithstanding the provisions of 9.1, no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him or her (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 9.2 shall be referred to as a “Section 9.2 Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

9.3 For purposes of this Section 9 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

9.4 Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 9.4. Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 9.2 Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he or she agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he or she disagrees with such determination, in which case he or she shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 9.2 Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 9, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive Response that he or she agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the State of Connecticut, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 9.1 and 9.2 hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

9.5 The provisions of this Section 9 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

10. Non-Competition, Non-Solicitation, Inventions, and Non-Disclosure Obligations. The Executive hereby reaffirms all of his obligations under the Noncompetition Agreement previously executed by him dated May 6, 2013 (the “Non-Compete Agreement”), which remains in full force and effect. The Executive further reaffirms all of his obligations under the Nondisclosure and Assignment of Inventions Agreement previously executed by him dated May 6, 2013 (the “NDA”), which also remains in full force and effect; provided, however, that the Executive hereby agrees that the NDA shall be deemed amended to include the following as Section 14 thereof:

“14. Scope of Disclosure Restrictions. I understand and acknowledge that nothing in this Agreement or any other Company policy or agreement prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings, and that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding my confidentiality and nondisclosure obligations, I understand that, and the Company is hereby advising me as follows, pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

11. Absence of Restrictions. The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from continuing his employment with, or carrying out his responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

12. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

12.1 “Cause” shall mean (a) a good faith finding by the Company that (i) the Executive has failed to substantially perform his reasonably assigned duties for the Company, or (ii) the Executive has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company, (b) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony, (c) breach by the Executive of any material provision of this Agreement or other agreement with the Company (which breach is not cured within 30 days following written notice by the Company thereof), or (d) breach by the Executive of the Non-Compete Agreement or NDA.

12.2 “Change in Control” shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), provided that, where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply (if required by Section 409A) if the corporate transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).

12.3 “Change in Control Date” means the first date during the Employment Period on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated (i) without Cause (other than due to the Executive’s death or Disability), or (ii) due to expiration of the Employment Period by notice of non-renewal by the Company, within 60 days prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment. Where applicable, the Company shall take such steps as are reasonably practicable as of the termination date to preserve the availability of equity compensation that may expire (other than by reaching the full term of an option) during the 60 day period (by vesting and freezing the equity) pending the occurrence of the Change in Control.

12.4 “Disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation, as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

12.5 “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the following events: (i) a material diminution of the Executive’s base compensation; (ii) a requirement that the Executive’s principal place of providing services to the Company change by more than 50 miles, other than in a direction that reduces the Executive’s daily commuting distance; (iii) any material breach by the Company or any successor thereto of a material provision of this Agreement; or (iv) a material diminution in the Executive’s authority, duties, or responsibilities, provided, however, and for the avoidance of doubt, that Good Reason shall not exist if the Executive no longer holds the same title or functional role within an entity resulting from a Change in Control, so long as the Executive’s responsibilities are not substantially diminished. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) the Executive gives the Company a written notice of the purported Good Reason (no more than 90 days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and the Executive has not been reasonably compensated for any losses or damages resulting therefrom) within 30 days following the Company’s receipt of such notice, and (z) if the Company does not correct, the Executive ends his employment not more than 30 days following the period to correct in (y).

13. Miscellaneous.

13.1 Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof and, as of the Effective Date, supersedes all prior understandings and agreements, whether written or oral, including, without limitation, the Initial Agreement. For the avoidance of doubt, nothing herein supersedes the Non-Compete Agreement or NDA. The Executive is not relying on any representations other than those set forth in this Agreement.

13.2 Notices. Any notice delivered under this Agreement shall be deemed duly delivered 3 business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, to the Company at its principal headquarters and to the Executive at the address most recently shown on the personnel records of the Company. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 13.2.

13.3 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive and approved by the Board.

13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Connecticut (or, if appropriate, a federal court located within Connecticut), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

13.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.10 Executive’s Acknowledgments. The Executive acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Milind S. Deshpande	Date: 8/4/17
Name: Milind S. Deshpande, Ph.D.
Title: Chief Executive Officer

EXECUTIVE:

/s/ David Apelian		Date: 7/25/17
David Apelian, MD, Ph.D.

Exhibit A

Section 409A

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and this Agreement shall be interpreted consistently therewith. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(a) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, provided that any tax gross-ups may be reimbursed by the end of the calendar year following the calendar year in which such taxes are remitted to the taxing authorities. For purposes of Code Section 409A, each payment hereunder shall be treated as a separate payment and Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. Termination of employment as used herein shall mean separation from service within the meaning of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payments of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of Executive’s death. The Company is not making any representation or warranty to Executive with respect to the treatment of this Agreement under Code Section 409A and shall have no liability to Executive or any other person with respect to payments or benefits under this Agreement should any payments or benefits under this Agreement be determined to constitute nonqualified deferred compensation subject to Code Section 409A but not satisfying the conditions of such section.